Exhibit 10.11
LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement, including any country-specific terms and conditions set forth in the attached Appendix (collectively, the “Agreement”), is between Logitech International S.A., a Swiss company (the “Company”), and the Participant named below and is made pursuant to the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning given to them in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms of the Plan shall prevail.
In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
1.Grant of Restricted Stock Units. The Company hereby grants to the Participant named below the number of Restricted Stock Units corresponding to Shares specified below, subject to the terms and conditions of this Agreement and of the Plan, which is incorporated in this Agreement by reference:

Participant’s Name:	[NAME]
Grant Date:	[GRANT DATE]
Total Number of Restricted Stock Units Granted	[UNITS]
2.Vesting. The Restricted Stock Units subject to this Award shall vest [INSERT VESTING CRITERIA] (each such anniversary date being a “Vesting Date”), subject to the Participant’s continuous Service through the applicable Vesting Date, until all Restricted Stock Units subject to this Award are vested in full. In no event shall any Restricted Stock Units vest after the Participant’s termination of Service. Notwithstanding the foregoing, the Restricted Stock Units shall be subject to the provisions contained in Sections 5(b) and 5(c) hereof [AS APPLICABLE: and in Addendum A, which is attached to this Agreement [AS APPLICABLE AND FOR PARTICIPANTS OTHER THAN MEMBERS OF THE GROUP MANAGEMENT TEAM ONLY: , and to the terms and conditions of any change of control severance agreement between the Company or Employer (as defined in Section 6) and the Participant (a “COC Severance Agreement”)]].
3.Settlement of Vested Restricted Stock Units. The Participant’s vested Restricted Stock Units shall be settled promptly after the applicable Vesting Date pursuant to Section 2 or accelerated vesting event pursuant to Section 5(b) [AS APPLICABLE: or Addendum A], provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until the Participant has satisfied any applicable tax and/or other obligations pursuant to Section 8 below and such issuance otherwise complies with Applicable Laws. The foregoing notwithstanding, Restricted Stock Units shall be settled within sixty (60) days after the applicable Vesting Date or accelerated vesting event, subject to Section 24 hereof. At the time of settlement, the Participant shall receive one Share for each vested Restricted Stock Unit, net of applicable withholdings. The Company in its discretion may designate a brokerage firm to assist with settlement of Restricted Stock Units, or as the sole means for settlement of Restricted Stock Units.
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4.Nature of Restricted Stock Units. The Restricted Stock Units are mere bookkeeping entries and represent only an unfunded and unsecured obligation of the Company to issue or deliver Shares on a future date. As a holder of Restricted Stock Units, the Participant has no rights other than the rights of a general creditor of the Company. The Restricted Stock Units carry neither voting rights nor rights to cash or other dividends. The Participant has no rights as a shareholder of the Company by virtue of the Restricted Stock Units unless and until the Restricted Stock Units are settled by issuing or delivering Shares.
5.Termination of Service.
(a)Except as otherwise provided in Sections 5(b) or 5(c) [AS APPLICABLE: or Section (b) of Addendum A], if the Participant’s Service terminates for any reason, whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any, all unvested Restricted Stock Units shall be forfeited effective on the date the Participant’s Service terminates. The Participant’s date of termination of Service shall mean the date upon which the Participant’s active Service terminates, regardless of any notice period or period in lieu of notice of termination of employment or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of a written employment agreement, if any. The Administrator shall have the exclusive discretion to determine when the Participant’s active Service terminates for purposes of this Award (i.e., when the Participant has ceased active performance of services for purposes of vesting in this Award), including whether a leave of absence constitutes a termination of Service for purposes of this Award.
(b)If the Participant’s Service terminates by reason of death or Disability, any unvested Restricted Stock Units shall vest immediately as of the date of such termination of Service.
(c)
(ii)If the Participant’s Service terminates by reason of Retirement, any unvested Restricted Stock Units shall continue to vest (in accordance with the schedule set forth in Section 2) on any Vesting Date that occurs subsequent to the Participant’s date of termination of Service without regard to the requirement that the Participant continue in Service through the applicable Vesting Date and subject to the Participant’s continued compliance with any post-termination restrictive covenants to which the Participant may be subject, including, without limitation, the provisions of the Logitech Employee Non-disclosure Agreement.
(iii)“Retirement” for purposes of this Section 5(c), shall mean the Participant’s termination of Service (under circumstances that would not give rise to the Participant’s termination of Service for cause by the Employer) following the date the Participant attains age fifty-five (55) and completes ten (10) years of continuous Service with the Company or any of its Subsidiaries or Affiliates.
(iv)Notwithstanding anything herein to the contrary, the Administrator may cause the Restricted Stock Units to vest prior to the Vesting Date(s) in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the Restricted Stock Units, subject to the limitations set forth in Section 8 of the Agreement.
6.Recovery of Erroneously Awarded Compensation. If the Participant is now or is hereafter subject to the Executive Clawback Policy, or any policy providing for the recovery or repayment to the Company of Awards, Shares, proceeds therefrom, or payments to Participant in the event of fraud, misconduct,
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wrongdoing or violations of law or as required by Applicable Laws or recommended for governance considerations or in other similar circumstances, then this Award, and any Shares or other payments resulting from settlement of the Restricted Stock Units or proceeds therefrom, are subject to potential recovery by the Company or the Participant’s employer (the “Employer”) under the circumstances set out in the Executive Clawback Policy or such other similar policy as in effect from time to time. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any Shares and other amounts acquired pursuant to the Restricted Stock Units to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of this Section 6.
7.Suspension or Cancellation for Misconduct. If at any time (including after vesting but before settlement) the Administrator reasonably believes that the Participant has committed an act of misconduct as described in this Section 7, the Administrator may suspend the vesting or settlement of Restricted Stock Units, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that the Participant has committed an act of embezzlement, fraud or breach of fiduciary duty, or if the Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries or Affiliates, or induces any customer to breach a contract with the Company or any of its Subsidiaries or Affiliates, then this Agreement shall terminate immediately and cease to be outstanding. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. If the Participant holds the title of Vice President or above, the determination of the Administrator shall be subject to the approval of the Company’s Board of Directors.
8.Responsibility for Taxes.
(a)Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable obligations or rights with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding
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from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); (iii) any other method of withholding determined by the Company and, to the extent required by Applicable Laws or the Plan, approved by the Administrator; or (iv) withholding in Shares to be issued upon vesting of the Restricted Stock Units, provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which Shares are issued upon settlement of the Restricted Stock Units), as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, any applicable obligations for Tax-Related Items may be satisfied by one or a combination of methods (i) - (iii) hereof.
(c)     The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the jurisdictions applicable to the Participant. In the event of over-withholding, the Participant may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded by the Company, the Participant may need to seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
(d)    The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
9.Compliance with Applicable Laws; No Company Liability. No Shares shall be issued or delivered pursuant to the settlement of the Restricted Stock Units unless such issuance or delivery complies with Applicable Laws. The Company shall not be liable to the Participant or other persons as to (a) the non-issuance or delivery of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance or delivery of any Shares hereunder and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, vesting or settlement of the Restricted Stock Units.
10.Non-Transferability of Restricted Stock Units. The Restricted Stock Units and this Agreement may not be transferred in any manner otherwise than by will, by the laws of descent or distribution or, if the Company permits, by a written beneficiary designation. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, beneficiaries, successors and assigns of the Participant.
11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or
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the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Units grants, if any, will be at the sole discretion of the Company;
(d)the Participant’s participation in the Plan shall not create a right to further Service with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s Service at any time;
(e)the Participant is voluntarily participating in the Plan;
(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Participant’s employment contract, if any;
(g)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(h)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any [AS APPLICALBE AND FOR PARTICIPANTS OTHER THAN MEMBERS OF THE GROUP MANAGEMENT TEAM ONLY: severance,] resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)the grant of the Restricted Stock Units and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;
(j)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units or the recovery by the Company of any Shares (or proceeds therefrom) resulting from (i) the termination of the Participant’s Service by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction
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where the Participant is employed or the terms of the Participant’s employment agreement, if any) or (ii) the application of any clawback or recovery policy as described in Section 6 of this Agreement;
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company;
(m)unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of the same, are not granted as consideration for, or in connection with, the Service the Participant may provide as a director of any Subsidiary or Affiliate; and
(n)neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar or the Swiss Franc, as applicable, that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
13.Data Privacy.
(a)Data Collection and Usage. The Company or any of its Subsidiaries or Affiliates, including the Employer, may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number(s), email address(es), date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Data to Equatex AG and Equatex US Inc. and their respective affiliates (the “Plan Broker”) and to other third-party service providers, which are assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share Data with such other providers serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service providers, with such agreements being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in Switzerland, the United States, the United Kingdom and/or Germany, and the Participant’s country or jurisdiction may have different data privacy laws and protections than these countries. The Company's legal basis, where required, for the transfer of Data is the Participant’s consent.
(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
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(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Restricted Stock Units or other awards to the Participant or administer or maintain such awards, and the Participant would no longer be able to participate in the Plan and would forfeit opportunities associated with the Plan.
(f)Data Subject Rights. The Participant understands that data subject rights regarding the processing of Data vary depending on applicable laws and that, depending on where the Participant is based and subject to the conditions set out in such applicable laws, the Participant may have, without limitation, the right to (i) inquire whether and what kind of Data the Company holds about the Participant and how it is processed, and to access or request copies of such Data in a simplified format or by means of a complete declaration, (ii) request the correction or supplementation of Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the anonymization, blockage or erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Participant’s Data in certain situations where the Participant feels its processing is inappropriate, (v) object to or oppose, in certain circumstances, the processing of Data for legitimate interests,(vi) request information about the institutions with which Data is shared, and (vii) request portability of the Participant’s Data that the Participant has actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Participant’s employment and is carried out by automated means. In case of concerns, the Participant understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights, the Participant understands that he or she should contact his or her local human resources representative.
(g)By accepting the grant and indicating consent by signing this Agreement below or via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and expressly consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European, Brazilian or other non-U.S. data protection law perspective, for the purposes described above.
14.Exchange Control and Foreign Asset/Account Reporting Acknowledgement. Local foreign exchange laws may affect the grant of the Restricted Stock Units, the receipt of Shares upon settlement of the Restricted Stock Units, the sale of Shares received upon settlement of the Restricted Stock Units and/or the receipt of dividends or dividend equivalents (if any). Such laws may affect the Participant’s ability to hold funds outside the Participant’s country and may require the repatriation of any cash, dividends or dividend equivalents received in connection with the Restricted Stock Units. The Participant may also be subject to foreign asset/account reporting requirements as a result of the acquisition, holding or transfer of Shares or cash resulting from participation in the Plan, to or from a brokerage/bank account or entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that he or she report such assets, accounts, the balances therein, or the transactions related thereto to the applicable authorities in such country. The Participant is responsible for being aware of and satisfying any exchange control and foreign asset/account reporting requirements that may be necessary in connection with the Restricted Stock Units. Neither the Company nor any of its Subsidiaries or Affiliates
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will be responsible for such requirements or liable for the failure on the Participant’s part to know and abide by the requirements that are the Participant’s responsibility. The Participant should consult with his or her own personal legal advisers to ensure compliance with local laws.
15.Adjustments Upon Changes in Capitalization. In the event of a declaration of a stock dividend, a stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall equitably adjust the number and kind of Restricted Stock Units or other securities which are subject to this Agreement, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under this Agreement.
16.Entire Agreement; Governing Law. The Plan, and this Agreement  [AS APPLICABLE: (including Addendum A)] [AS APPLICABLE AND FOR PARTICIPANTS OTHER THAN MEMBERS OF THE GROUP MANAGEMENT TEAM ONLY: and any COC Severance Agreement] constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter of this Agreement. This Agreement is governed by the internal substantive laws, but not the choice of law rules of Switzerland (the Company’s jurisdiction of organization).
17.Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
20.Appendix. The Restricted Stock Units and any Shares subject to the Restricted Stock Units shall be subject to any additional terms and conditions set forth in the Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to, or becomes a resident of, one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
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22.Permitted Modifications to Comply with Laws.  The Company reserves the right to unilaterally amend this Agreement  [AS APPLICABLE: , prior to a Change of Control (as defined in Addendum A to this Agreement),] solely to facilitate compliance with existing or adopted applicable ordinances, laws, rules or regulations (“Laws”) (even if such Laws have not yet taken effect), including but not limited to any Laws related to the Minder initiative in Switzerland.
23.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, Switzerland, the United States and Participant’s country, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company nor any of its Subsidiaries or Affiliates will be responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with his or her own personal legal advisers to ensure compliance with local laws.
24.Internal Revenue Code Section 409A.
(a)Notwithstanding anything in this Agreement, for purposes of complying with Code Section 409A, if the Restricted Stock Units are considered an item of non-qualified deferred compensation subject to Code Section 409A (“Deferred Compensation”), the vested Restricted Stock Units shall be settled within sixty (60) days after the earlier of (i) the applicable Vesting Date, (ii) the Participant’s “separation from service” within the meaning of Code Section 409A in connection with an accelerated vesting event pursuant to Section 5(b) (provided that the Participant’s Disability must constitute a “disability” within the meaning of Code Section 409A and the U.S. Treasury Regulations) and, if applicable, [IF APPLICABLE: Section (b) or (e) of Addendum A (only to the extent the Change in Control constitutes a “change in control event” within the meaning of Code Section 409A and the U.S. Treasury Regulations)], and (iii) the Participant’s death. In addition, in the event of Restricted Stock Units that are Deferred Compensation and settled on a date that is by reference to the Participant’s separation from service, if the Participant is a “specified employee” within the meaning of Code Section 409A on the date the Participant experiences a separation from service, then the Restricted Stock Units shall be settled on the first business day of the seventh month following the Participant’s separation from service, or, if earlier, on the date of the Participant’s death, solely to the extent such delayed payment is required in order to avoid a prohibited distribution under Code Section 409A.
(b)The Restricted Stock Units are intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Administrator may modify the terms of this Agreement and/or the Plan without the consent of the Participant, in the manner that the Administrator may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical. This Section 24(b) does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Restricted Stock Units or the delivery of Shares upon settlement of the Restricted Stock Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. Nothing in this Agreement
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shall provide a basis for any person to take any action against the Company or any of its Subsidiaries or Affiliates based on matters covered by Code Section 409A, including the tax treatment of any amounts paid under this Agreement, and neither the Company nor any of its Subsidiaries or Affiliates will have any liability under any circumstances to the Participant or any other party if the Restricted Stock Units, the delivery of Shares upon vesting/settlement of the Restricted Stock Units or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
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    By the Participant’s agreement to this Agreement, the Participant agrees that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.
In order to agree to this Agreement, please click “I Agree” below.
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[IF APPLICABLE:

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN

ADDENDUM A

Change in Control Provisions

The following provisions shall be incorporated into the Restricted Stock Unit Agreement to which this Addendum A is attached (the “Agreement”). To the extent any capitalized terms used in this Addendum A are not defined, they shall have the meanings given to them in the Agreement or the Plan, as applicable.

(a)Change in Control. Notwithstanding the provisions of the Agreement, if a Change in Control occurs and the Participant’s Service has not terminated prior to the consummation of the Change in Control (the “Change in Control Date”), then the Participant’s outstanding Restricted Stock Units will continue to vest subject to the Participant’s continuous Service from the Grant Date through the Vesting Date set forth in Section 2 of the Agreement, except as otherwise provided in Section 5(b) or 5(c) of the Agreement and in this Addendum A.
(b)Vesting Acceleration Upon an Involuntary Termination. In the event of a Change in Control in which the successor company or an affiliate thereof assumes, substitutes or otherwise replaces the Restricted Stock Units, if the Participant experiences an Involuntary Termination within 12 months after a Change in Control Date, all Restricted Stock Units shall immediately vest upon such termination date.
(c)Settlement. Restricted Stock Units that vest pursuant to this Addendum A shall be settled in accordance with Section 3 and, if applicable, Section 24 of the Agreement.
(d)Definitions. The following definitions shall apply for purposes of this Addendum A:
(i)Base Salary. The term “Base Salary” shall mean the greater of (i) the Participant’s annual base salary, as in effect immediately prior to the Participant’s termination of employment with the Company or Employer, or (ii) the Participant’s annual base salary as in effect on the effective date of [AS APPLICABLE: Participant’s written employment agreement, if any] [FOR PARTICIPANTS OTHER THAN MEMBERS OF THE GROUP MANAGEMENT TEAM ONLY: COC Severance Agreement].
(ii)Cause. The term “Cause” shall mean the Participant’s: (A) willful dishonesty or fraud with respect to the business affairs of the Company and its direct and indirect subsidiaries (collectively, “Logitech”); (B) intentional falsification of any employment or Logitech records; (C) misappropriation of or intentional damage to the business or property of Logitech, including (but not limited to) the improper use or disclosure of the confidential or proprietary information of Logitech (excluding misappropriation or damage that results in a loss of little or no consequence to the business or property of Logitech); (D) conviction (including any plea of guilty or nolo contendere) of a felony that, in the judgment of the Board (excluding the Participant, as applicable), materially impairs the Participant's ability to perform his or her duties for Logitech or adversely affects Logitech’s standing in the community or reputation; (E)

[IF APPLICABLE:
willful misconduct that is injurious to the reputation or business of Logitech; or (F) refusal or willful failure to perform any assigned duties reasonably expected of a person in his or her position (excluding during any statutory leaves of absence as permitted by law, and with reasonable accommodations for any disability required by law) after receipt of written notice by the Chief Executive Officer or Executive Chairman of the Company or Employer of such refusal or failure and a reasonable opportunity to cure (as described below). The Participant shall be given written notice by the Employer of its intention to terminate the Participant for Cause, which notice (a) shall state with particularity the grounds on which the proposed termination for Cause is based and (b) shall be given no later than (i) ninety (90) days after the occurrence of the event giving rise to such grounds (or ninety (90) days after such later date as represents the actual knowledge by an executive officer of the Company or Employer (excluding the Participant) of such grounds) or (ii) such longer or shorter period imposed by applicable laws. The termination shall be effective upon the Participant's receipt of such notice; provided, however, that with respect to subsection (F) of this Section (d)(ii), the Participant shall have thirty (30) days (or such longer or shorter period imposed by applicable laws) after receiving such notice in which to cure any refusal or willful failure to perform (to the extent such cure is possible). If the Participant fails to cure such failure to perform within such thirty-day (30-day) or legally applicable period, the Participant’s employment with the Employer (and Service to the Company) shall thereupon be terminated for Cause.
(iii)Change in Control. The term “Change in Control” shall mean the occurrence of any of the following events:
a.(A)    A merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
b.(B)    The complete liquidation of the Company;
c.(C)    The sale or other disposition by the Company of all or substantially all of the Company’s assets; or
d.(D)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.
(iv)Good Reason. The term “Good Reason” shall mean: (A) a substantial reduction of the facilities and perquisites (including office space and location) available to the Participant immediately prior to such reduction, without the Participant’s express written consent and without good business reasons; (B) a material reduction of the

[IF APPLICABLE:
Participant’s Base Salary; (C) a material reduction in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction, with the result that the Participant’s overall benefits package is significantly reduced; (D) the relocation of the Participant to a facility or location more than 30 miles from his or her current location, without the Participant’s express written consent; (E) the Company’s failure to obtain the assumption by any successor of the Company of [AS APPLICABLE: the Participant’s written employment agreement, if any] [FOR PARTICIPANTS OTHER THAN MEMBERS OF THE GROUP MANAGEMENT TEAM ONLY: any COC Severance Agreement (to the extent contemplated under such COC Severance Agreement)]; or (F) a material reduction of the Participant’s duties, position or responsibilities relative to the Participant’s duties, position or responsibilities in effect immediately prior to such reduction, without the Participant’s express written consent. Clause (C) above shall not apply in the event of any reduction of the amount of the bonus actually paid but shall apply in the event of a material reduction of the target bonus or bonus opportunity. A condition shall not be considered “Good Reason” unless the Participant gives the Company or Employer (or a successor of the Company or Employer, if applicable) written notice of such condition within 90 days after such condition comes into existence and the Company or Employer (or a successor of the Company or Employer, if applicable) fails to remedy such condition within 30 days after receiving the Participant’s written notice.
(v)Involuntary Termination. The term “Involuntary Termination” shall mean that the Participant experiences a Separation from Service caused by (i) a termination by the Company or Employer of the Participant’s employment with the Company or Employer that is not effected for Cause or (ii) a resignation by the Participant of his or her employment with the Company or Employer for Good Reason.
(vi)Separation from Service. The term “Separation from Service” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.
(e)[FOR PARTICIPANTS OTHER THAN MEMBERS OF THE GROUP MANAGEMENT TEAM ONLY:  Effect of Change of Control Severance Agreement. Notwithstanding any provisions in this Addendum A, the applicable provisions contained in any COC Severance Agreement shall supersede the provisions contained in this Addendum A.
(f)Effect of Merger. In the event that the Company is a party to a merger, consolidation or reorganization, the Restricted Stock Units subject to this Award shall be subject to Section 16 of the Plan; provided that any action taken pursuant to Section 16 of the Plan shall either (i) preserve the exemption of this Award from Section 409A of the Code or (ii) comply with Section 409A of the Code.]

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AGREEMENT
This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan and/or the Agreement.
This Appendix also includes information regarding securities law and other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities law and other laws in effect in the respective countries as of March 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working or transfers employment or residency between countries after the Grant Date, the Participant may be subject to the additional terms and conditions for more than one country and/or the information for more than one country may be applicable to the Participant. It is also possible that the additional terms and conditions and the information may not be applicable to the Participant in such a case.
ALL JURISDICTIONS
Retirement. The following provision supplements Section 5(c) of the Agreement:
Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant's jurisdiction that likely would result in the favorable treatment that applies to the RSUs or in the event of the Participant's Retirement being deemed unlawful and/or discriminatory, the provisions of Section 5(c) regarding the treatment of the RSUs in the event of the Participant's Retirement shall not be applicable to the Participant.
THERE ARE NO ADDITIONAL COUNTRY-SPECIFIC PROVISIONS IN THE FOLLOWING JURISDICTIONS:
Austria, Belgium, Croatia, Czech Republic, Finland, Germany, Greece, Hungary, Japan, Lithuania, Netherlands, Norway, Poland and the United States.

However, the Participant should be aware that he or she may be required to take certain steps to comply with applicable laws in the Participant's country in connection with the Award.
ARGENTINA
Securities Law Information. Neither the Restricted Stock Units and the underlying Shares have not been and will not be publicly issued, placed, distributed, offered or listed in the Argentina capital markets and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores). Neither this Agreement nor any other offering material related to the Restricted Stock Units or the underlying Shares may be utilized in connection with any general offering to the public in Argentina. Any Argentine residents who acquire Shares under the Plan do so at their own risk under the terms of a private offering made from outside Argentina. Any Argentine resident who acquires Shares may not transfer such Shares to any person within six (6) months of acquiring the Shares, unless the transaction is conducted outside Argentina (including on the Nasdaq Global Select Market in the United States) and the Shares are not sold back to the Company.
AUSTRALIA
Nature of Plan. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act of 1997 (Cth) (the “Act”) applies (subject to the conditions of the Act).
Grant of Restricted Stock Units. This provision supplements Section 1 of the Agreement:
The offer of the Restricted Stock Units is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

BRAZIL
Nature of Grant. This provision supplements Section 12 of the Agreement:
In accepting the grant, the Participant agrees that (i) he or she is making an investment decision, and (ii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to the Participant.
Compliance with Law. In accepting the grant, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the Restricted Stock Units and the Shares acquired under the Plan.
CANADA
Settlement of Vested Restricted Stock Units. The following provision supplements Section 3 of the Agreement:
Notwithstanding any discretion set forth in Section 11(e) of the Plan, settlement of vested Restricted Stock Units granted to Participants residing in Canada will be made in the form of Shares only.
Nature of Grant. Sections 12(h) and (k) of the Agreement apply, except as explicitly and minimally required under applicable legislation.

Termination of Service. This provision replaces Section 5(a) of the Agreement:
Except as otherwise provided in Sections 5(b) or 5(c) of the Agreement [AS APPLICABLE: or Section (c) of Addendum A], if the Participant’s Service terminates for any reason (whether or not later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), all unvested Restricted Stock Units shall be immediately forfeited without consideration. For purposes of the preceding sentence, the Participant’s right to vest in the Restricted Stock Units will terminate effective when the Participant has ceased to provide Services to his/her Employer, whether such cessation is initiated by the Participant; by his/her Employer, with or without cause, and whether or not later found to be invalid or unlawful; by mutual agreement or by operation of law (“Termination of Employment”).
For the avoidance of doubt, unless explicitly required by applicable legislation or otherwise provided for in Sections 5(b) or 5(c) of the Agreement [AS APPLICABLE: or Section (c) of Addendum A], the date on which a Termination of Employment occurs and all unvested RSUs are forfeited will not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law (including, without limitation, statute, contract, regulatory law, and/or common or civil law). Participant will not earn or be entitled to any pro-rated vesting or other participation for that portion of time before the date on which a Termination of Employment occurs, nor will Participant be entitled to any compensation for lost vesting or participation.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement, vesting or other participation during a statutory notice period, the Participant’s right to vest in the Restricted Stock Units or otherwise benefit from the RSUs under the Plan, if any, will terminate effective upon the last day of the Participant's minimum statutory notice period. The Participant will not earn or be entitled to pro-rated vesting or other participation if the Vesting Date falls after the end of the statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.
Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through the Plan Broker, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the SIX Swiss Exchange and on the Nasdaq Global Select Market.
The following provisions will also apply if the Participant is a resident of Quebec:
Data Privacy. This provision supplements Section 13 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Parent, Subsidiary or Affiliate and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Parent, Subsidiary or Affiliate to record such information and to keep such information in the Participant’s employee file. The Participant acknowledges that the Participant's personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, the Participant also acknowledges that the Company, the Employer, any other Parent, Subsidiary or Affiliate and the Plan Broker may use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.

CHILE
Securities Law Information. The offer of the Restricted Stock Units constitutes a private offering in Chile effective as of the Grant Date. The offer of Restricted Stock Units is made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”).  The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF.  Given that the Restricted Stock Units are not registered in Chile, the Company is not required to provide information about the Restricted Stock Units or Shares in Chile. Unless the Restricted Stock Units and/or the Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.
Esta oferta de las Unidades de Acciones Restringidas se considera una oferta privada in Chile efectiva a partir de la Fecha de la Concesión.  Esta oferta de las Unidades de Acciones Restringidas se hace sujeta a la regla general no. 336 de la Comisión para el Mercado Financiero Chilena (“CMF”).  La oferta se refiere a valores no inscritos en el registro de valores o en el registro de valores extranjeros de la CMF y, por lo tanto, tales valores no están sujetos a la fiscalización de ésta.  Dado que las Unidades de Acciones Restringidas no están registradas en Chile, no se requiere que la Compañía provea información sobre las Unidades de Acciones Restringidas o acciones en Chile.  A menos que las Unidades de Acciones Restringidas y/o acciones estén registradas con la CMF, una oferta pública de tales valores no puede hacerse en Chile.
CHINA
The following terms and conditions will be applicable to the Participant to the extent that the Company, in its discretion, determines that the Restricted Stock Units or the Participant's participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (the “PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”).
Vesting. The following provision supplements Section 2 of the Agreement:
In addition to any other vesting and settlement conditions and notwithstanding anything to the contrary in the Plan or the Agreement, the Restricted Stock Units will not vest and no Shares will be delivered to the Participant unless and until all necessary approvals from SAFE or its relevant branch have been received and remain effective, as determined by the Company in its sole discretion (“SAFE Approval”). In the event that SAFE Approval has not been obtained prior to or is not effective as of any date(s) on which the Restricted Stock Units are scheduled to vest in accordance with Section 2 of the Agreement, the Restricted Stock Units will not vest until the Company determines that SAFE Approval is obtained and is effective (the “Actual Vesting Date”). If the Participant’s Service terminates prior to the Actual Vesting Date, the Participant shall not be entitled to vest in any portion of the Restricted Stock Units and the Restricted Stock Units shall be forfeited without any liability to the Company, the Employer or any Subsidiary or Affiliate.
Settlement of Vested Restricted Stock Units and Sale of Shares. The following provision supplements Section 3 of the Agreement:
To facilitate compliance with any applicable laws or regulations in China, the Participant agrees (i) to the immediate sale of any Shares issued to the Participant either upon vesting and settlement of the Restricted Stock Units, upon termination of the Participant’s Service, or within any other time frame as the Company determines to be necessary or recommended to comply with local regulatory requirements, and/or (ii) to hold any Shares issued to the Participant upon vesting and settlement in an account with the Plan

Broker until such Shares are sold. The Participant further agrees that the Company is authorized to instruct the Plan Broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Plan Broker to complete the sale of such Shares. The Participant acknowledges that the Plan Broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Participant acknowledges that the Participant is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.

Exchange Control Requirements.  The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to repatriate the cash proceeds from the sale of the Shares to China. The Participant further understands that, under local law, such repatriation of the Participant’s cash proceeds may need to be effectuated through a special exchange control account established by the Company, its Parent, Subsidiary or Affiliate or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of any Shares the Participant acquires may be transferred to such special account prior to being delivered to the Participant. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time sales proceeds are distributed through any special exchange control account established by the Company. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. This repatriation requirement will not apply to non-PRC nationals.
Termination of Service Due to Retirement. The following replaces Section 5(c) of the Agreement:
If the Participant’s Service terminates by reason of Retirement, any unvested Restricted Stock Units shall vest immediately as of the date of such termination of Service with respect to a number of Restricted Stock Units equal to the product of (A) the Granted RSUs, multiplied by (B) the Proration Factor, rounded down to the nearest whole number of Restricted Stock Units, provided, however, the Company has determined that SAFE Approval has been obtained and is effective as of the date the Participant’s Service terminates.
DENMARK
Stock Option Act. The Participant acknowledges that he or she has received an Employer Statement in Danish which sets forth information regarding the terms of the Restricted Stock Units, to the extent that the Danish Stock Option Act, as amended January 1, 2019, applies to the Restricted Stock Units.
ESTONIA
Language Consent. By accepting the Restricted Stock Units, the Participant confirms having read and understood the documents relating to the Restricted Stock Units (the Plan and the Agreement), which were provided in English, and that he or she does not require translation thereof into Estonian language. The Participant accepts the terms of those documents accordingly.
Kinnitus teabe arusaamiseks muus keeles. Võttes vastu piiratud aktsiaühikute (Restricted Stock Units) pakkumise, kinnitab Osaleja, et ta on ingliskeelsena esitatud pakkumisega seotud dokumendid (Plaani ja

Lepingu) läbi lugenud ja nendest aru saanud ning et ta ei vaja nende tõlkimist eesti keelde. Sellest tulenevalt Osaleja nõustub viidatud dokumentide tingimustega.

FRANCE
Language Consent. By accepting the grant of the Restricted Stock Units, the Participant confirms having read and understood the Plan and the Agreement, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
Consentement relatif à la langue utilisée. En acceptant cette attribution gratuite d’actions, le Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
HONG KONG
Settlement of Vested Restricted Stock Units. The following provision supplements Section 3 of the Agreement:
Notwithstanding any discretion set forth in Section 11(e) of the Plan, settlement of vested Restricted Stock Units granted to Participants residing in Hong Kong will be made in the form of Shares only.
In the unlikely event the Restricted Stock Units vest and are settled within six months of the Grant Date, the Participant agrees that he or she will not dispose of the Shares issued to him or her or otherwise offer the Shares to the public prior to the six-month anniversary of the Grant Date. The Participant agrees that any Shares acquired upon vesting and settlement are accepted as a personal investment.
Securities Law Information. WARNING: The Restricted Stock Units and any Shares issued upon settlement of the Restricted Stock Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its Parent, Subsidiary or Affiliate. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each eligible employee of the Employer, the Company or any Parent, Subsidiary or Affiliate and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, the Participant should obtain independent professional advice.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
INDIA
Exchange Control Information. Unless the Participant can rely on any applicable exemptions, the Participant understands that the Participant must repatriate any funds related to the Plan to India within such time as prescribed under applicable Indian exchange control laws as may be amended from time to time, unless an exemption applies. The Participant will receive a foreign inward remittance certificate

(“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. Further, the Participant agrees to provide the Company or the Employer with any information they may require to make any applicable filings under exchange control laws in India. The Participant should consult with his or her personal legal advisor to ensure compliance with applicable exchange control requirements.
INDONESIA
Language Consent and Notification.   By accepting this Award, the Participant (i) confirms having read and understood the documents relating to this Award (i.e., the Plan and the Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Persetujuan dan Pemberitahuan Bahasa
Dengan menerima pemberian Unit Saham Terbatas ini, Peserta (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Pemberitahuan Pemberian, Perjanjian Penghargaan dan Program) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

IRELAND
Director Notification Obligation. If the Participant is a director, shadow director or secretary of the Company’s Irish Subsidiary or Affiliate the Participant must notify the Irish Subsidiary or Affiliate in writing if the Participant receives or disposes of an interest exceeding 1% of the Company (e.g., Restricted Stock Units, Shares), if the Participant becomes aware of the event giving rise to the notification requirement, or if the Participant becomes a director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse, civil partner or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary). The Participant should consult with his or her own personal legal adviser to ensure compliance with this requirement, if applicable.
ITALY
Plan Document Acknowledgment. In accepting the Restricted Stock Units, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following sections of the Agreement: Grant of Restricted Stock Units, Vesting, Settlement of Vested Restricted Stock Units, Termination of Service, Recovery of Erroneously Awarded Compensation, Suspension or Cancellation for Misconduct, Responsibility for Taxes, Nature of Grant, Exchange Control and Foreign Asset/Account Reporting Acknowledgment, Entire Agreement, Governing Law, Language, Appendix, Imposition of Other Requirements, and Permitted Modifications to Comply with Laws.

KOREA
Responsibility for Taxes. The following provision supplements Section 8 of the Agreement:

In accepting the grant of Restricted Stock Units, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (ii) withhold Shares otherwise deliverable to the Participant upon vesting/settlement or (iii) to sell Shares otherwise deliverable to the Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

MALAYSIA
Data Privacy. This provision replaces Section 13 of the Agreement:

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials by and among, as applicable, the Employer, the Company and any of its other Subsidiaries or Affiliates or any third parties authorised by the same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, the fact and conditions of the Participant’s participation in the Plan, details of all Restricted Stock Units or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The source of the Data is the Participant’s Employer as well as information which the Participant is providing to the Company and the Employer in connection with the Plan including this Appendix.

The Participant also authorizes any transfer of Data, as may be required, to Equatex AG, Equatex US Inc. or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting of the Restricted Stock Units are deposited.  The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Equatex AG, Equatex US Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing the Participant’s local human resources representative, whose contact details are Director of People and Culture Asia Pacific at peopleconnect@logitech.com.

Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s employment status or service and career with the Company and/or the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant future Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

Peserta dengan ini secara eksplisit, sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang diterangkan dalam Perjanjian dan apa-apa bahan geran oleh dan di antara, seperti mana yang terpakai, Majikan, Syarikat dan mana-mana Anak Syarikat yang lain atau Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama dalam membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan.
Peserta memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, nama Peserta, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, nombor insurans sosial, passport atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat mengenai penyertaan Peserta dalam Pelan, butir-butir tentang semua Unit-unit Saham Terbatas atau apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Peserta (“Data”), untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut. Sumber Data adalah daripada Majikan Peserta dan juga maklumat dimana Peserta menyediakan kepada Syarikat dan Majikan berhubung dengan Pelan tersebut termasuk Lampiran ini.
Peserta juga memberi kuasa mengenai apa-apa pemindahan Data, yang mungkin diperlukan, kepada Equatex AG, Equatex US Inc. atau pembekal perkhidmatan pelan saham yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan siapa sahaja Saham yang diperolehi semasa peletakan hak Unit-unit Saham Terbatas didepositkan. Peserta memaklumkan bahawa penerima-penerima ini mungkin berada di negara Peserta atau mana-mana tempat lain, dan bahawa negara penerima (contohnya di Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza dengan negara Peserta, dimana mungkin tidak memberi tahap perlindungan Data yang sama. Peserta memahami bahawa Peserta boleh meminta satu senarai yang mengandungi nama dan alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan Peserta. Peserta memberi kuasa kepada Syarikat, Equatex AG, Equatex US Inc. dan mana-mana penerima-penerima lain yang mungkin membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan mengurus penyertaan Peserta dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan. Peserta memahami bahawa Data hanya akan disimpan untuk tempoh yang perlu bagi melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan. Peserta memahami bahawa dia boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan Peserta, dimana butir-butir hubungan adalah Director of People and Culture Asia Pacific di peopleconnect@logitech.com.
Selanjutnya, Peserta memahami bahawa dia telah memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuan, status pekerjaan atau perkhidmatan dan kerjaya Peserta dengan Syarikat dan / atau Majikan tidak akan terjejas; satu-satunya akibat buruk jika tidak bersetuju atau menarik balik persetujuan adalah bahawa Syarikat tidak akan dapat memberikan Unit-unit Saham Terbatas atau anugerah ekuiti yang lain kepada Peserta pada masa hadapan atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Peserta memahami bahawa keengganan atau penarikan balik persetujuan boleh menjejaskan keupayaan Peserta untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan Peserta untuk memberikan persetujuan atau penarikan balik persetujuan, Peserta memahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya.

Director Notification Obligation. If the Participant is a director of the Company's Malaysian Subsidiary or Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when the Participant receives or disposes of an interest (e.g., Restricted Stock Units, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Labor Law Acknowledgement. These provisions supplement Section 12 of the Agreement:
Modification. By accepting the Restricted Stock Units, the Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The Award of Restricted Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at EPFL – Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland, is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the sole employer is Logitech Servicios Latinoamérica, S.A. de C.V., and nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the Award of Restricted Stock Units, the Participant acknowledges that the Participant has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by signing the Agreement, the Participant further acknowledges that the Participant has read and specifically and expressly approves the terms and conditions in the Nature of Grant, Section 12 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or Affiliate are not responsible for any decrease in the value of the Shares underlying the Restricted Stock Units.
Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Participant’s participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Parent, Subsidiary or Affiliate with respect to any claim that may arise under the Plan.
Securities Law Information. The Restricted Stock Units and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the Award may not be publicly distributed in Mexico. These materials are addressed to the Participant only because of the Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present service providers of the Company’s Subsidiaries or Affiliates in Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Spanish Translation
Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 12 del Acuerdo:
Modification. Al aceptar las Unidades de Acción Restringida, el Participante reconoce y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de empleo.
Declaración de Política. El Otorgamiento de Unidades de Acción Restringida de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.
La Compañía, con oficinas registradas ubicadas EPFL – Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland, es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre el Participante y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Logitech Servicios Latinoamérica, S.A. de C.V., en caso de ser aplicable, así como tampoco establece ningún derecho entre la persona que tenga el derecho a optar y el Empleador.
Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acción Restringida, el Participante reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al firmar el Acuerdo, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación, apartado 12 del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.
Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controlante, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
La Ley de Valores. Las Unidades de Acciones Restringidas y las Acciones ofrecidos bajo el Plan no se han registrado con el Registro Nacional de Valores que se mantiene por la Comisión Nacional Bancaria y de Valores y no pueden ser ofrecidos públicamente en México. Además, el Plan, el Acuerdo y cualquier documento que se relata al Otorgamiento no puede ser distribuido públicamente en México. Esta materiales se dirigen al Participante solo por causa de la relación existente del Participante con la Compañía y estas materia no deben ser reproducidas en cualquier forma. La oferta que se contiene en estas materiales no constituye una oferta pública de valores, sino más bien constituye una colocación privada de valores que se dirige específicamente a individuos quienes están prestando servicios a las Subsidiarias o Filiales de la Compañía en México y se hace conforme con las provisiones de la Ley del Mercado de Valores, y cualquier derechos bajo tal oferta no serán asignados o transferidos.
NEW ZEALAND
Securities Law Information.  WARNING:  The Participant is being offered Restricted Stock Units which, upon vesting and settlement in accordance with the terms of the Plan and the Agreement, will be converted into Shares which will give the Participant a stake in the ownership of the Company.  The Participant may receive a return if dividends are paid on the Shares.  If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors have been paid.  The Participant may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest.  This information is designed to help investors make an informed decision.  The usual rules do not apply to this offer because it is made under an employee share scheme.  As a result, the Participant may not be given all the information usually required.  The Participant will also have fewer other legal protections for this investment.

The Participant should ask questions, read all documents carefully, and seek independent financial advice before committing to the Restricted Stock Units.

The Shares are currently listed on the SIX Swiss Exchange (the "SIX")  and the Nasdaq Global Select Market (the Nasdaq").  This means the Participant may be able to sell them on the SIX or the Nasdaq if there are interested buyers.  The Participant may get less than the amount invested (or less than the value of the Shares at the time they were received).  The price will depend on the demand for the Shares.

For a copy of the Company’s most recent financial statements (and, where applicable, a copy of the auditor’s report on those financial statements) and for information on risk factors impacting the Company’s business that may affect the value of the Shares, the Participant should refer to the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://ir.logitech.com/investor-relations/default.aspx.

PHILIPPINES
Settlement of Vested Restricted Stock Units. The following provision replaces Section 3 of the Agreement:
he Participant’s vested Restricted Stock Units shall be settled promptly after the applicable Vesting Date pursuant to Section 2 or accelerated vesting event pursuant to Section 5(b) [AS APPLICABLE: or Addendum A] provided that the Company shall have no obligation to issue any payment pursuant to this Agreement unless and until the Participant has satisfied any applicable tax and/or other obligations pursuant to Section 8 below and such issuance otherwise complies with Applicable Laws. The foregoing notwithstanding, Restricted Stock Units shall be settled within sixty (60) days after the Vesting Date or accelerated vesting event, subject to Section 24 hereof. At the time of settlement, the Participant shall receive the cash equivalent of one Share for each vested Restricted Stock Unit, net of applicable withholdings. The cash payment will be made to the Participant through local payroll. Any references in this Agreement to the issuance of Shares will be interpreted accordingly.
PORTUGAL
Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and freely accepted and agreed with the terms and conditions established in the Plan and the Agreement.
Conhecimento da Língua. Pela presente, o Participante declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo (Agreement em inglés).
ROMANIA
Language Consent. By accepting the Restricted Stock Units, the Participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Agreement and the Plan), which were provided in the English language. The Participant accepts the terms of those documents accordingly.
Consimtamant cu Privire la Limba. Prin acceptarea acordarii de Restricted Stock Units-uri, Participantul confirma ca acesta sau aceasta are un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, a citit si confirma ca a inteles pe deplin termenii documentelor referitoare la acordare (Acordul Restricted Stock Units si Planul), care au fost furnizate in limba engleza. Participantul accepta termenii acestor documente in consecinta.
SINGAPORE
Securities Law Information. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Restricted Stock Units are subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Restricted Stock Units in Singapore, unless such sale or offer is made (i) after six (6) months from the Grant Date or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.
Director Notification Obligation. If the Participant is a director (including an associate director or shadow director) of a Subsidiary or Affiliate of the Company in Singapore, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary or Affiliate in writing when the Participant receives or disposes of an interest (e.g., Restricted Stock Units, Shares) in the Company or any Subsidiary or Affiliate. These notifications must be made within two days of receiving or disposing of any interest in the Company or any Subsidiary or Affiliate. In addition, a notification must be made of the Participant’s interests in the Company or any Subsidiary or Affiliate within two days of becoming a director. The Participant understands that if the Participant is the Chief Executive Officer (“CEO”) of a Singapore Subsidiary or Affiliate and the above notification requirements are determined to apply to the CEO of a Singapore Subsidiary or Affiliate, the above notification requirements also may apply to the Participant.

SPAIN
Nature of Grant. The following provision supplements Section 12 of the Agreement:
By accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.
The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be Service Providers throughout the world. The decision is limited and entered into based upon the express assumption and condition that (i) any Restricted Stock Units will not economically or otherwise bind the Company or any Parent, Subsidiary or Affiliate, including the Employer, on an ongoing basis, (ii) the Restricted Stock Units shall not become part of any employment contract (whether with the Company or any Parent, Subsidiary or Affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever, and (iii) unless otherwise provided for in the Agreement, the Restricted Stock Units will cease vesting upon termination of the Participant's Service (as further described in the following paragraph below). The Participant also understands that this grant would not be made but for the assumptions and conditions set forth above; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Restricted Stock Units and any right to the underlying Shares shall be null and void.
The Participant understands and agrees that, as a condition of the grant of the Restricted Stock Units and participation of the Plan, the termination of the Participant’s Service for any reason (including the reasons listed below) will automatically result in the loss of the Restricted Stock Units to the extent the Restricted Stock Units have not vested as of date the Participant has ceased active performance of service, as described in Section 5 of the Agreement. In particular, the Participant understands and agrees that any unvested Restricted Stock Units as of the date the Participant has ceased active Service will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of the Participant’s Service by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in Section 5 of the Agreement.
Securities Law Information. No “offer to the public,” as defined under Spanish Law, has taken place or will take place in the Spanish territory in connection with the Restricted Stock Units. The Plan, the Agreement (including this Appendix) and any other documents evidencing the grant of the Restricted Stock Units have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

SWEDEN
Responsibility for Taxes. The following provision supplements Section 8 of the Agreement:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 8 of the Agreement, in accepting the grant of Restricted Stock Units, the Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Securities Law Information. The grant of the Restricted Stock Units does not qualify as the provision of financial services in Switzerland, nor is it either subject to registration in Switzerland or the requirement to publish a prospectus under the Swiss Financial Services Act.
This Agreement does not constitute individual investment advice and does not release the Participant from making his or her own assessment with respect to an investment. The Participant must not take any investment decisions solely based on the information contained in this Agreement and shall, if necessary or appropriate in consultation with external advisers, assess the information based on the Participant’s individual circumstances in terms of suitability and appropriateness and any legal, regulatory, tax, accounting or other consequences such an investment may have.
TAIWAN
Securities Law Information. The offer of participation in the Plan is available only for Service Providers. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
THAILAND
Exchange Control Information. Unless the Participant can rely on any applicable exemptions,the Participant understands that he or she must repatriate any proceeds from the sale of Shares to Thailand immediately upon receipt if the amount of such funds is equal to or greater than a certain threshold (currently US$1,000,000) in a single transaction. In this case, the Participant must convert such funds to Thai Baht or deposit the funds in a foreign exchange account with a commercial bank in Thailand within 360 days of repatriation and provide details of the transaction (i.e., identification information and purpose of the transaction) to the receiving bank.
TURKEY
Securities Law Information. Under Turkish law, the Participant is not permitted to sell any Shares acquired under the Plan in Turkey.  The Shares are currently listed on the SIX Swiss Exchange and the Nasdaq Global Select Market, which are located outside Turkey, and the Shares may be sold through one of these exchanges.
UKRAINE
Settlement of Vested Restricted Stock Units and Sale of Shares. The following provision supplements Section 3 of the Agreement:

To facilitate compliance with any applicable laws or regulations in Ukraine, the Participant agrees (i) to the immediate sale of any Shares issued to the Participant either upon vesting and settlement of the Restricted Stock Units, upon termination of the Participant’s Service, or within any other time frame as the Company determines to be necessary or recommended to comply with local regulatory requirements, and/or (ii) to hold any Shares issued to the Participant upon vesting and settlement in an account with the Plan Broker until such Shares are sold. The Participant further agrees that the Company is authorized to instruct the Plan Broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Plan Broker to complete the sale of such Shares. The Participant acknowledges that the Plan Broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Participant acknowledges that the Participant is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.
UNITED ARAB EMIRATES
Nature of Grant. The following provision supplements Section 12 of the Agreement:
The Participant acknowledges that the Restricted Stock Units and related benefits do not constitute a component of the Participant’s “wages” for any legal purpose. Therefore, the Restricted Stock Units and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts which may be payable.
Securities Law Information. The Restricted Stock Units under the Plan are granted only to select Service Providers of the Company or a Parent, Subsidiary or Affiliate, and are in the nature of providing employee equity incentives in the United Arab Emirates.  The Plan and the Agreement are intended for distribution only to such Service Providers and must not be delivered to, or relied on by, any other person.  Prospective purchasers of the securities offered should conduct their own due diligence on the securities.  If the Participant does not understand the contents of the Plan and the Agreement, he or she should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan.  Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.
UNITED KINGDOM (“U.K.”)
Settlement of Vested Restricted Stock Units. The following provision supplements Section 3 of the Agreement:
Notwithstanding any discretion set forth in Section 11(e) of the Plan, settlement of vested Restricted Stock Units granted to Participants residing in the U.K. will be made in the form of Shares only.
Responsibility for Taxes. The following provision supplements Section 8 of the Agreement:
Without limitation to Section 8 of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant's behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for paying the Company or the Employer (as appropriate) the value of any employee NICs due on this additional benefit.
VIETNAM

Settlement of Vested Restricted Stock Units.  The following provision replaces Section 3 of the Agreement:

The Participant’s vested Restricted Stock Units shall be settled promptly after the applicable Vesting Date pursuant to Section 2 or accelerated vesting event pursuant to Section 5(b) [AS APPLICABLE: or Addendum A] provided that the Company shall have no obligation to issue any payment pursuant to this Agreement unless and until the Participant has satisfied any applicable tax and/or other obligations pursuant to Section 8 below and such issuance otherwise complies with Applicable Laws. The foregoing notwithstanding, Restricted Stock Units shall be settled within sixty (60) days after the applicable Vesting Date or accelerated vesting event, subject to Section 24 hereof. At the time of settlement, the Participant shall receive the cash equivalent of one Share for each vested Restricted Stock Unit, net of applicable withholdings. The cash payment will be made to the Participant through local payroll.  Any references in this Agreement to the issuance of Shares will be interpreted accordingly.